EXHIBIT 99.1
For Immediate Release

Hasbro Announces Additions to Board of Directors
Doug Bowser and Carla Vernón to join as newest Board members

PAWTUCKET, R.I. (January 20, 2026) - Today, Hasbro, Inc. (NASDAQ: HAS), a leading games, IP and toy company, announced that Doug Bowser, retired President and Chief Operating Officer of Nintendo of America Inc., and Carla Vernón, Chief Executive Officer of The Honest Company, Inc. have been appointed to Hasbro's Board of Directors.

"We are delighted to have Doug and Carla join our seasoned and dynamic Board of Directors," said Rich Stoddart, Chair of Hasbro's Board of Directors. "Doug and Carla bring extensive leadership experience across consumer brands and franchise management. Their expertise and guidance will be invaluable as Hasbro continues to execute its long-term innovation and growth strategy.”

Doug Bowser served in various leadership roles for Nintendo of America Inc. (NOA) for over a decade, including as President and Chief Operating Officer from April 2019 until his recent retirement. Bowser led the company during a period of historic growth, in large part fueled by the strong performance of the Nintendo Switch, one of the best-selling video game platforms of all time. He also oversaw the launch of the Nintendo Switch 2 in the Americas, which went on to be the best-selling video game of all time in its initial sales period. During his tenure, with Nintendo, the company also expanded its licensed merchandise business, highlighted by the opening of the Nintendo SAN FRANCISCO flagship store, which at the time was only the fifth Nintendo store globally, and further broadened its video game footprint in Latin America, including re-entering the Brazilian market. He also served as an Executive Officer of Nintendo Co., Ltd. (NCL), Kyoto Japan, collaborating closely with NCL and Nintendo of Europe executives to align on worldwide initiatives. Prior to Nintendo, Bowser spent eight years at Electronic Arts, most recently as Vice President of Global Business Planning, and 23 years at Procter & Gamble in various sales leadership roles.

Carla Vernón has served as Chief Executive Officer of The Honest Company since January 2023. During her tenure as CEO, Carla has led a strategic and financial transformation that has strengthened operational discipline, improved profitability and positioned Honest for long-term, sustainable growth. Prior to joining Honest, Carla was Vice President of Consumables Categories at Amazon (NASDAQ: AMZN) where she had P&L, Supply Chain and Technology responsibility for Everyday Essentials categories across Amazon.com. Before joining Amazon, Carla was a Corporate Officer and Operating Unit President at General Mills (NYSE: GIS) where she was recognized for her business transformation, brand building and growth of iconic brands including Cheerios, Annie’s, Nature Valley, and Larabar.

“Doug and Carla bring deep expertise in building iconic brands, creating meaningful consumer experiences, and driving innovation and transformation across their respective industries,” said Hasbro CEO Chris Cocks. “Their leadership will be invaluable as we continue to execute our Playing To Win strategy and deliver extraordinary play experiences to fans around the world.”

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About Hasbro

Hasbro is a leading games, IP and toy company whose mission is to create joy and community through the magic of play. With over 164 years of expertise, Hasbro delivers groundbreaking play experiences and reaches over 500 million kids, families and fans around the world, through physical and digital games, video games, toys, licensed consumer products, location-based entertainment, film, TV and more.

Through its franchise-first approach, Hasbro unlocks value from both new and legacy IP, including MAGIC: THE GATHERING, DUNGEONS & DRAGONS, MONOPOLY, HASBRO GAMES, NERF, TRANSFORMERS, PLAY-DOH and PEPPA PIG, as well as premier partner brands. Powered by its portfolio of thousands of iconic marks and a diversified network of partners and subsidiary studios, Hasbro brings fans together wherever they are, from tabletop to screen.

For more than a decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media, a 2025 JUST Capital Industry Leader, one of the 50 Most Community-Minded Companies in the U.S. by the Civic 50, and a Brand that Matters by Fast Company. For more information, visit https://corporate.hasbro.com or @Hasbro on LinkedIn.

IR Contact: Fred.Wightman@hasbro.com

Media Contact: Crystal.Flynn@hasbro.com